EXHIBIT 99.3
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                          [Hollinger Inc. letterhead]


RANDALL C. BENSON                                TELEPHONE: (416) 363-8721 x257
Chief Restructuring Officer                      FAX: (416) 363-4187




                                                           July 13, 2006



BY FAX

The Honourable Raymond G.H., Seitz
Chairman of the Board
Hollinger International Inc.
712 Fifth Avenue
New York, NY  10019 U.S.A.

Dear Ray:

                                HOLLINGER INC.
                                --------------

            I am writing in response to your letter of July 10, 2006 to confirm the matters discussed in our recent telephone conversation.

            When I originally advised you that Hollinger Inc. would be bringing its counterclaim motion, I indicated that the board of Hollinger Inc. would also be considering whether it wished to have Messrs. Beck and Benson continue as their nominees on the board of Hollinger International given the new and changed circumstances. As discussed today, I can confirm that the board of Hollinger Inc. met on July 7th and concluded that in light of the pending claims which Hollinger Inc. has against Hollinger International, it would be appropriate for directors of Hollinger Inc. to resign from their position as directors of Hollinger International. Therefore, I am enclosing written resignations signed by Stanley and me.

            The board of Hollinger Inc. is considering whether it intends to nominate two completely non-affiliated directors to fill the vacancies we are creating on the board of Hollinger International and if so, what type of candidate would be most beneficial to International in the current circumstances. Generally, we believe that persons with direct media or operating experience could provide significant value to the Company and be complementary to the excellent skill sets already in place with the new board. This remains an open item but if we choose to do so we will be pleased to submit our nominees to your Nominating Committee for consideration.


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            It is our hope that, notwithstanding the litigation, we can continue to have a constructive dialogue with you and other members of the Hollinger International board with a view to resolving the differences between our companies on an amicable basis. I would appreciate it if you could circulate this letter to the other Hollinger International board members.



                                                    Yours very truly,



                                                    /s/ Randall C. Benson
                                                    ---------------------
                                                    Randall C. Benson




Encl
:ag


cc: Hollinger Inc. Board of Directors